Exhibit 99.1

NEWS RELEASE

DATE:	July 24, 2008	5:00 p.m. E.S.T

CONTACT:

Robert E. Hoptry, Chairman and CEO

MainSource Financial Group, Inc. 812-663-6734

MainSource Financial Group, Inc. Names

Archie M. Brown, Jr. President and CEO

Greensburg, Indiana (NASDAQ: MSFG) – MainSource Financial Group, Inc. (the “Company”) today announced that Archie M. Brown, Jr. has agreed to serve as the Company’s President and CEO, effective August 4, 2008.  Mr. Brown will also serve as a member of the Company’s Board of Directors.  Robert E. Hoptry, who has served as interim President and CEO since February 8, 2008, will continue as Chairman of the Board, a position he has held since 1983.

Hoptry commented, “Archie Brown is an extremely talented and experienced banker who will bring a wealth of knowledge to MainSource.  His proven leadership is expected to be a driving force that will propel the performance of the Company.  Archie is the unanimous choice of the Board and we believe he is the ideal person to lead our highly qualified executive team and a strong and dedicated workforce.  We are pleased to welcome him into our MainSource family and look forward to sharing our vision of a community-focused banking organization with him.”

Mr. Brown, age 47, has served as Executive Vice President, Commercial and Consumer Banking, of Integra Bank, N.A. since 2001.  Integra Bank is the multi-state banking subsidiary of Integra Bank Corporation, Evansville, Indiana (NASDAQ: IBNK), which has assets totaling $3.4 billion. At Integra, Mr. Brown was responsible for commercial, consumer and mortgage banking; wealth management; information technology; and branch operations. Prior to joining Integra, he served as an executive at U.S. Bank (formerly Firstar Bank and Star Bank) for 11 years.  He brings a total of 24 years of broadly based banking experience to MainSource.

Brown stated, “I am extremely honored to be joining the MainSource family, and I am very impressed with the leadership and vision of the Board and the talent of the executive team. I look forward to working together with all MainSource employees to continue to build on the Company’s strengths, in particular its community bank focus.”

MainSource Financial Group, Inc. is a community-focused, financial services holding company with assets exceeding $2.5 billion.  The Company operates 77 banking offices through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, and MainSource Bank-Ohio, Troy, Ohio.  The Company’s non-banking subsidiaries, MainSource Insurance, LLC and MainSource Title, LLC, provide related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.

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